EXHIBIT 10.2

Ubiquitech Software Corp.

7435 S. Eastern Avenue, Suite 5

Las Vegas, Nevada 89123

January 6, 2010

Navitas Land and Mineral Corp.

876 W. Everly Brothers Blvd

Central City, KY 42330

Attention: Dan Williams

RE: Oakley Lease

Dear Sirs,

Further to our recent discussions regarding the deadlines set out in our Letter of Intent (“LOI”) dated December 23, 2009, this correspondence will confirm that we have each agreed to amend the earlier document by extending the date for delivery of a mutually satisfactory Definitive Agreement, as that term is defined in the LOI. Delays in the ordinary course, exacerbated by the holidays, rendered the original deadline unfeasible.

This document will evidence in writing our joint decision to extend the original deadline by three weeks, or until January 27, 2010. As a consequence of such modification, the earlier specified time frame for agreement to final terms or rescission of the LOI, as set out in the penultimate paragraph of the third page of the LOI, will additionally be extended by three weeks. In all other respects the general terms and conditions, representations and restrictions of the original LOI remain in full force and effect.

In the event the above is consistent with the modified terms as agreed we would ask that you indicate your agreement and acceptance by signing the duplicate copy of this letter in the space provided below and returning same to our offices at your first convenience. Should you have any questions in connection with this matter, please do not hesitate to contact the undersigned at your earliest convenience.

Yours truly,

Ubiquitech Software Corp.

Per: s/Young Yuen

Young Yuen

President

We hereby indicate our agreement and acceptance of the modifications to the terms of the LOI dated December 23, 2009 as set out above.

Navitas Land and Mineral Corp.

Per: s/Dan Williams

_______________________

Dan Williams